Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

EQUITY PURCHASE AGREEMENT

by and among

Ecarx (Hubei) Technology Co., Ltd.
Ecarx (Hubei) Ecological Investment Co., Ltd.
(as the Buyer)
Wuhan Xingji Meizu Technology Co., Ltd.
(as Seller 1)
Zhuhai Meizu Technology Co., Ltd.
(as Seller 2)
Hubei Xingji Meizu Group Co., Ltd.
(as Seller 3)
and
Hubei Qiguang Technology Co., Ltd.
(as the Target Company)

June 18, 2026

This Equity Purchase Agreement (the “Agreement”) is entered into as of June 18, 2026, by and among the following parties:

1.Ecarx (Hubei) Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People's Republic of China, with its Unified Social Credit Code 91420100MA4F1WGW4L (hereinafter referred to as “Ecarx”);
2.Ecarx (Hubei) Ecological Investment Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People's Republic of China, with its Unified Social Credit Code 91420100MAKFMFA44K (hereinafter referred to as the “Buyer”);
3.Wuhan Xingji Meizu Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People's Republic of China, with its Unified Social Credit Code 91420100MABNRBYJ7F (hereinafter referred to as “Wuhan Xingji” or “Seller 1”);
4.Zhuhai Meizu Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People's Republic of China, with its Unified Social Credit Code 914404007480139363 (hereinafter referred to as “Zhuhai Meizu” or “Seller 2”);
5.Hubei Xingji Meizu Group Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People's Republic of China, with its Unified Social Credit Code 91420100MA7GYPTU8A (hereinafter referred to as “Xingji Group” or “Seller 3”, and together with Seller 1 and Seller 2, the “Sellers”);
6.Hubei Qiguang Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People's Republic of China, with its Unified Social Credit Code 91420100MA7NHKU688 (the “Target Company”).
RECITALS
The above parties are collectively referred to as the “Parties”, and each individually as a “Party”. Seller 1, Seller 2, and Seller 3 may be collectively referred to as the “Sellers”.

The Target Company is a company duly incorporated and validly existing under the laws of the People's Republic of China (details set out in Annex 1), engaged in the business of Flyme Auto and Flyme OS development and platform operations (the “Business”). The equity structure of the Target Company prior to Closing is set out in Part 1 of Annex 7.

Subject to and in accordance with the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants, and undertakings contained herein, the Sellers propose to sell and transfer, and the Buyer proposes to purchase and acquire, the equity interest representing one hundred percent (100%) of the registered capital of the Target Company (the “Equity Interest”) and to complete a subsequent capital increase (collectively, the “Proposed Transaction”). The aggregate consideration for the Proposed Transaction is RMB 2,000,000,000 (in words: Renminbi Two Billion Yuan), comprising: (i) equity acquisition consideration of RMB 1,800,000,000 (in words: Renminbi

One Billion Eight Hundred Million Yuan); and (ii) subsequent capital increase consideration of RMB 200,000,000 (in words: Renminbi Two Hundred Million Yuan). The equity structure of the Target Company after completion of the Proposed Transaction is set out in Part 2 of Annex 7.

NOW, THEREFORE, the Parties hereby agree as follows:
ARTICLE 1 DEFINITIONS
1.1 Definitions
Unless the context otherwise requires, the following capitalized terms shall have the meanings set out below:

“Acquisition Price” has the meaning set out in Section 3.1.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.
“Applicable Laws” means, with respect to any Person, any and all provisions of any laws, regulations, rules, and regulatory documents promulgated by any Governmental Authority applicable to such Person or its Affiliates or their respective assets, on or after the Signing Date.
“Business” has the meaning set out in the Recitals.
“Business Day” means any day that is not a Saturday, Sunday, or statutory public holiday in the People's Republic of China.
“Buyer Payables” has the meaning set out in Section 3.3.
“CIETAC” has the meaning set out in Section 12.2.
“Closing” means the completion of the Proposed Transaction.
“Closing Date” has the meaning set out in Section 4.1.
“Closing Deadline” has the meaning set out in Section 4.1.
“Conditions Precedent” has the meaning set out in Section 5.1.
“Consent” means any consent, approval, authorization, exemption, permit, grant, concession, agreement, license, waiver, or order of any Person (including any Governmental Authority), and any registration, certification, declaration, filing, report, or notification made to any Person (including any Governmental Authority).
“Control” means, with respect to any Person: (i) the power or authority, directly or indirectly through holding voting securities, by contract or otherwise, to direct the business, management, and policies of such Person, whether or not exercised — beneficial ownership creates a presumption of such power; (ii) the power to direct more than fifty percent (50%) of the voting votes at such Person's shareholders' meeting; or (iii) the power to control the composition of the majority of such Person's board of directors. “Controlled” has a correlative meaning.

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of pre-emption, right of first offer, right or interest of any third party, any other form of encumbrance or security interest, or any priority arrangement having similar effect (including any title transfer or retention arrangement).
“Equity Interest” has the meaning set out in the Recitals.
“First Tranche Purchase Price” has the meaning set out in Section 3.2(1).
“Governmental Authority” means any government or any of its agencies, bureaus, boards, committees, courts, departments, any administrative subdivision or division of any government, or any department or subdivision thereof exercising powers or functions normally exercised by a governmental body.
“Intellectual Property” means (i) copyrights, patents, know-how, confidential information, database rights, and rights in trademarks, domain names, and designs (whether registered or unregistered); (ii) applications for the registration of the above rights and the right to apply for registration; and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world.
“Material Adverse Effect” means, with respect to the Target Company, any change, event, matter, fact, condition, alteration, or development that, individually or in combination with any other circumstances, has (or could reasonably be expected to have) a material adverse effect on the prospects, operations, financial condition, assets, liabilities, or ability of the Target Company to perform its obligations under any contract.
“Person” means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated institution, or any other entity or organization.
“PRC” means the People's Republic of China, and for the purposes of this Agreement only, excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan.
“Proposed Transaction” has the meaning set out in the Recitals.
“RMB” means Renminbi, the lawful currency of the People's Republic of China.
“SAMR” means the State Administration for Market Regulation and its local branches, as the context requires.
“Second Tranche Purchase Price” has the meaning set out in Section 3.2(2).
“Signing Date” means the date stated on the cover page of this Agreement.
“Tax” means all applicable taxes and duties levied by any Governmental Authority.
“Transaction Documents” means any and all agreements, contracts, instruments, memoranda, certificates, or other documents executed or relating to the Proposed Transaction under this Agreement, including but not limited to the asset transfer agreements for all assets listed in Annex 4, the employment contracts or employment relationship transfer agreements for all key employees listed in Annex 5, and the agreements relating to the debt-to-equity conversion of the original shareholders of the Target Company.
“Warranties” means the representations and warranties set out in Annex 3.

“Warrantors” has the meaning set out in Section 6.1.

1.2 Interpretation
1.2.1 Headings.
Headings are for ease of reference only and shall not affect the interpretation of any provision of this Agreement.
1.2.2 Articles, Sections, and Annexes.
References to this Agreement shall include its Annexes; references to Articles and Annexes shall be to Articles and Annexes of this Agreement.
1.2.3 Entitlement.
For the avoidance of doubt, references to a Party being entitled to take any action shall be construed as that Party having no obligation to take such action.
1.2.4 Including.
“Including”, “includes”, and similar expressions are not limiting and shall be read as if followed by “but not limited to”.
ARTICLE 2 SALE AND PURCHASE OF EQUITY INTEREST
2.1 Subject to the terms of this Agreement, the Sellers shall sell and the Buyer shall purchase the Equity Interest in the Target Company, free and clear of all Encumbrances, together with all rights attaching to the Equity Interest on and after the Closing Date. For the avoidance of doubt, the Buyer shall be entitled to all undistributed profits accruing on and after the Closing Date.
2.2 All Sellers shall waive their rights of pre-emption and any other restrictions on the Equity Interest, and shall procure that any Person waives all such rights no later than the Closing Date to permit the transfer of the Equity Interest.
2.3 The Buyer shall not be obligated to complete the purchase of any portion of the Equity Interest unless all of the Equity Interest is purchased simultaneously pursuant to this Agreement.
ARTICLE 3 ACQUISITION PRICE AND PAYMENT
3.1 Acquisition Price
Subject to Articles 3 and 4, the total consideration for all of the Equity Interest shall be RMB 1,800,000,000 (the “Acquisition Price”, in words: Renminbi One Billion Eight Hundred Million Yuan), payable by the Buyer to the Sellers in accordance with Section 3.2.
3.2 Payment Terms
Subject to Articles 3, 4, and 5, the Buyer shall pay the Acquisition Price as follows:

(1)    The Buyer shall, within thirty (30) calendar days after the Signing Date, pay thirty percent (30%) of the Acquisition Price (the “First Tranche Purchase Price”) in immediately available funds by wire transfer in one lump sum, on a pro rata basis to bank accounts designated by the Sellers at least five (5) Business Days prior to the Closing Date.
(2)    The Buyer shall, within thirty (30) calendar days after the completion of the change of shareholders of the Target Company to the Buyer and the completion of the industrial and commercial change registration (filing) with the SAMR having jurisdiction over the location of the Target Company, pay seventy percent (70%) of the Acquisition Price (the “Second Tranche Purchase Price”) in immediately available funds by wire transfer in one lump sum, on a pro rata basis to bank accounts designated by the Sellers at least five (5) Business Days in advance.
(3)    Each of the Buyer and the Sellers shall each be responsible for their respective income taxes and any and all other applicable taxes and fees in connection with the Proposed Transaction.
3.3 Set-Off
With respect to any amounts payable by the Sellers to the Buyer in connection with the Proposed Transaction — including but not limited to any amounts that the Buyer is entitled to deduct from the Acquisition Price pursuant to this Agreement, amounts equal to any losses suffered by the Buyer due to a breach by the Sellers or the Target Company of any obligation or warranty under the Transaction Documents, and any amounts required to be borne by the Target Company due to non-compliance or non-performance of the Sellers' obligations under the Transaction Documents — prior to the full payment of the Acquisition Price by the Buyer to the Sellers, the Buyer shall be entitled to deduct such amounts from any amounts payable by the Buyer to the Sellers under this Agreement (the “Buyer Payables”).
3.4 Subsequent Capital Increase
Within thirty (30) Business Days after completion of the payment of the Second Tranche Purchase Price, the Buyer agrees to make a capital contribution of RMB 200,000,000 (in words: Renminbi Two Hundred Million Yuan) to the Target Company. The registered capital and contribution ratios before and after the capital increase are as follows:

Shareholder	Before: Reg. Capital (RMB)	Before: Ratio (%)	After: Reg. Capital (RMB)	After: Ratio (%)
Buyer	25,000,000	100%	225,000,000	100%
Total	25,000,000	100%	225,000,000	100%

ARTICLE 4 CLOSING
4.1 Closing
Subject to satisfaction of all Conditions Precedent under Section 5.1, Closing shall occur within six (6) months after the Signing Date, or such other date as the Parties may agree in writing, by way of remote exchange of the documents and signatures listed in Annex 2 (the date on which Closing occurs being the “Closing Date”). Closing shall be completed no later than twelve (12) months after the Signing Date (the “Closing Deadline”).
4.2 Obligations on the Closing Date
On or prior to the Closing Date, each Party shall use reasonable endeavors to ensure satisfaction of the Conditions Precedent under Section 5.1 and to obtain or deliver the closing deliverables set out in Annex 2. If any one or more Conditions Precedent has not been fulfilled or satisfied, the Parties agree that the Buyer shall be entitled to:
(a)    at its own discretion, waive such Condition(s) Precedent pursuant to Section 5.2; or
(b)    postpone the Closing Date until such Condition(s) Precedent have been fulfilled or satisfied.
If Closing has not occurred within the Closing Deadline, unless the Parties otherwise agree in writing, the Buyer may terminate this Agreement by written notice to the other Parties, in which case Article 11 shall apply.
Following any such termination, no Party shall have any claim against the other Parties in connection with this Agreement, except for claims arising from non-compliance with this Agreement prior to such termination. Notwithstanding any contrary provision, Article 9, Section 11.2, and Article 12 shall survive termination and remain binding on all Parties.
ARTICLE 5 CONDITIONS TO CLOSING
5.1 Conditions Precedent
The Closing of the Proposed Transaction is subject to fulfillment of each of the following conditions (the “Conditions Precedent”) on or before the Closing Date:
(1)    Closing Deliverables: The Sellers and the Buyer have delivered or procured delivery to the other Party of all closing deliverables listed in Annex 2, in form and substance satisfactory to the Buyer.
(2)    Warranties: All Warranties are true, accurate, complete, and not misleading as of the Signing Date and, by reference to facts and circumstances as of the Closing Date, remain true, accurate, complete, and not misleading as of the Closing Date.
(3)    Performance: The Sellers and the Target Company have performed and complied with all warranties, covenants, and obligations required to be performed or complied with at or prior to Closing under the Transaction Documents.
(4)    No Material Adverse Effect: As of the Closing Date, no Material Adverse Effect has occurred and none is reasonably expected to occur.
(5)    Consents: All Consents required for consummation of the Proposed Transaction (including Consents from Governmental Authorities and third parties) have been duly obtained or fulfilled pursuant to Applicable Laws or relevant agreements, in form and substance satisfactory to the Buyer.

(6)    Assets: All assets listed in Annex 4 (including but not limited to intellectual property and fixed assets necessary for the Target Company to conduct the Business) have been registered in the name of the Target Company.
(7)    Employees: All key employees listed in Annex 5 necessary for conducting the Business have been properly arranged in accordance with the Buyer's requirements, in form and substance satisfactory to the Buyer.
(8)    Capital Verification Report: The Sellers shall have provided a capital verification report confirming that the registered capital of RMB 10,000,000 of the Target Company has been fully paid up.
(9)    Business Operations: The Target Company's Business operations shall have reached a stable operating state and maintained such stability for a continuous period of three (3) months. Requirements for stable operations include:
(a)    The Sellers shall have provided a capital verification report confirming that the registered capital of RMB 25,000,000 has been fully paid up;
(b)    All licenses, permits, approvals, and filings required for the Target Company to conduct the Business have not been cancelled or revoked;
(c)    All assets listed in Annex 4 are free from any litigation or dispute regarding ownership or use in any form; and
(d)    None of the key employees listed in Annex 5 necessary for the Business have resigned.
(10)    Upon the Buyer's request: (i) originals of all executed contracts and other documents since the Target Company's incorporation, company books, financial statements, accounting, tax, and other records (including checkbooks, personnel policies/employee handbooks, employment contracts, all historical documents and records relating to compensation, social benefits, and insurance payments, capital verification reports, resolutions, tax returns, original invoices, payment evidence, tax authority notices, all governmental approvals, licenses, certificates, and notices, and any Ukey or account passwords for any Governmental Authority or industry association systems) shall have been delivered to the Buyer; and (ii) a list of all bank accounts and signature cards for all bank accounts of the Target Company have been provided, and, if required by the Buyer, persons designated by the Buyer have been registered as authorized signatories of such accounts.
(11)    The Sellers or the Target Company shall have provided the Buyer with an audit report prepared by auditors with June 30, 2026 as the audit reference date in accordance with Applicable Laws and generally accepted accounting principles in China; and the technical, financial, and legal due diligence results regarding the Target Company shall be reasonably satisfactory to the Buyer.
5.2 Waiver of Conditions
The Buyer shall be entitled, at its sole discretion, by written notice to the Sellers, to waive one or more Conditions Precedent, in whole or in part, conditionally or unconditionally. For the avoidance of doubt, any such waiver shall not prejudice the Buyer's right to bring claims for losses suffered as a result of such conditions not being satisfied.

ARTICLE 6 WARRANTIES
6.1 Each of the Sellers (collectively, the “Warrantors”) hereby makes the Warranties to the Buyer and Ecarx. Each Warranty in Annex 3 is true, accurate, complete, and not misleading as of the Signing Date, except where any Warranty expressly applies as of the Closing Date. Immediately prior to the completion of Closing, the Sellers further warrant to the Buyer and Ecarx that each Warranty is true, accurate, complete, and not misleading by reference to facts and circumstances at Closing. For this purpose, any reference in a Warranty to the “Signing Date” shall also be construed as a reference to the Closing Date.
6.2 Each Warranty shall be construed independently and shall not (unless otherwise provided) be limited by the terms of this Agreement or by any other Warranty.
6.3 Each Warrantor acknowledges that:
(a)    the Buyer and Ecarx are entering into this Agreement in reliance on each Warranty, and each Warranty is made as a representation for the purpose of inducing the Buyer to enter into this Agreement; and
(b)    this Agreement contains all information relating to the Target Company and the Business that is material to the Buyer in evaluating the value of the equity, business, or assets of the Target Company.
6.4 The Warrantors undertake that they shall not make any claim against the Target Company or any of its directors, officers, or employees in respect of any misrepresentation, inaccuracy, or omission in information or advice provided for the purpose of assisting the Sellers in making representations and warranties.
ARTICLE 7 PRE-CLOSING COVENANTS
7.1 The Warrantors shall procure that, from the Signing Date to the Closing Date:
7.1.1 The Target Company shall use its best efforts to:
(i)    carry on the Business in the ordinary course with a view to growth, including ensuring that the Target Company has obtained all substantive rights to its core intellectual property;
(ii)    maintain its existing business organization intact;
(iii)    keep all Consents obtained valid and unchanged;
(iv)    maintain good relationships with parties having significant business relationships with it;
(v)    maintain books and records in the manner consistent with past practice; and
(vi)    comply with all contracts and agreements to which it is a party.
7.1.2 Without the prior written consent of the Buyer or Ecarx, the Target Company shall not, prior to the Closing Date:
(a)    change its corporate governance structure;
(b)    increase or decrease its registered capital;

(c)    declare, make, or pay any dividend or other distribution, or take any action that would put its financial condition in a worse position than immediately before the Signing Date;
(d)    incur any capital expenditure, or create any obligation, liability, or supplier loan;
(e)    directly or indirectly acquire any asset, security, property, interest, or business (whether by merger, consolidation, equity acquisition, asset acquisition, or otherwise);
(f)    sell, lease, or otherwise transfer any of its equity, assets, property, interest, or business, or create or generate any Encumbrance thereon;
(g)    make any loan, advance, or contribution to any other Person, or invest in any other Person;
(h)    create, incur, or assume any borrowing or guarantee, permit any borrowing or guarantee to subsist, or otherwise become liable in respect of any borrowing or guarantee;
(i)    vary any Consent obtained in connection with the operation of the Business, or take any action that may cause any such Consent to change or be affected;
(j)    engage in any action that may result in a material change in the nature or scope of its operations;
(k)    enter into any agreement or arrangement that restricts or limits it or any of its successors, or may after Closing restrict or limit itself, the Buyer, or any Buyer Affiliate from engaging or competing in any business;
(l)    execute, amend, modify, or terminate any contract (except for the purpose of satisfying the Conditions Precedent);
(m)    delay payment of any debt after expiry of the authorized credit period (or, if different, any extended payment period granted by the creditor);
(n)    settle, propose, or offer to settle: (i) any litigation, investigation, arbitration, proceeding, or claim involving or against it; (ii) any shareholder litigation or dispute against it or any of its officers or directors; or (iii) any litigation, arbitration, proceeding, or dispute relating to the Proposed Transaction;
(o)    change any accounting policy or method, except as required by simultaneous changes in PRC accounting standards;
(p)    take any action that may have a Material Adverse Effect on the operations or financial condition of the Target Company;
(q)    affix the company seal, financial seal, contract seal, legal representative signature seal, or any other seal capable of representing the Target Company on any written document relating to any of the above actions; or
(r)    agree, resolve, or commit to do any of the above.
7.2 From the Signing Date to the Closing Date, the Sellers shall not:
(a)    dispose of any interest in the Equity Interest or take any action that may create any Encumbrance on the Equity Interest;
(b)    pass any resolution other than resolutions relating to the execution, delivery, and effectiveness of this Agreement and the completion of the Proposed Transaction; or

(c)    take, omit, cause, or permit any action that would (or might) result in a breach of any Warranty (if such Warranty were to be repeated at Closing).
7.3 From the Signing Date to the Closing Date, the Warrantors and the Target Company shall ensure that the Buyer and its agents and representatives are afforded full access to the assets, operations, books, and records of the Target Company.
7.4 The Warrantors and the Target Company shall provide such information relating to the business and affairs of the Target Company as the Buyer and Ecarx may reasonably require.
7.5 After the Signing Date, the Warrantors and the Target Company shall use reasonable endeavors to assist in procuring that counterparties to contracts to which the Target Company is a party continue to perform such contracts in accordance with their terms, and shall, prior to the Closing Date, cooperate with the Buyer or Ecarx to satisfy reasonable requirements for maintaining the Target Company's normal operations after the Closing Date, including procuring that counterparties to contracts under which the Target Company has payment obligations cooperate with the Buyer or Ecarx in completing supplier vetting processes (including providing information for anti-corruption vetting, completing forms, signing commitment letters and integrity agreements, etc.).
7.6 If any change has occurred or is likely to occur to the contents of Annex 6, the Sellers shall notify the Buyer or Ecarx in writing within three (3) Business Days of becoming aware of such change.
7.7 The Parties agree that, from the Signing Date to the Closing Date, if the Target Company varies any Consent obtained in connection with the Business without the Buyer's or Ecarx's prior written consent, or engages in any action that may cause any such Consent to change or be affected, the Warrantors shall ensure the immediate cessation of such breach and use all efforts to restore the status quo, and shall pay a penalty of RMB 5,000,000 to the Buyer within ten (10) Business Days after receipt of the Buyer's notice. The Parties acknowledge that such penalty accurately reflects a reasonable estimate of all losses the Buyer may suffer as a result. The Buyer shall be entitled to deduct such amount from the Buyer Payables pursuant to Section 3.3. For the avoidance of doubt, such deduction shall not limit or restrict the Buyer's other claims under this Agreement.
ARTICLE 8 POST-CLOSING COVENANTS
8.1 Special Arrangements Regarding Conditional Waiver of Conditions Precedent
The Parties agree that, in view of the urgent operational needs of the Sellers and the Target Company's Business, the Buyer specifically agrees to conditionally waive certain Conditions Precedent under Sections 5.1(6), 5.1(9), and 5.1(10), as follows:
(1)    The Parties agree that, on the premise that the Sellers undertake to procure the satisfaction of the Condition Precedent under Section 5.1(6) within six (6) months after the Closing Date, the Buyer agrees that after the Sellers and the Sellers' Affiliates have executed asset transfer agreements satisfactory to the Buyer for all assets listed in Annex 4 (including the intellectual property and fixed assets necessary for the Business), such Condition Precedent shall be deemed satisfied at Closing.
However, if a small number of intellectual property rights (not exceeding 5% of the total number of intellectual property rights, with an aggregate assessed value not exceeding RMB

1,000,000, and the non-holding of which would not materially restrict the Business) have not been registered in the name of the Target Company within six (6) months after the Closing Date for reasons not attributable to the Sellers (e.g., registration authority processing delays), this shall not be deemed a failure by the Sellers to fulfill the above undertaking. In such circumstances, the Sellers shall promptly (within three (3) Business Days of occurrence) notify the Buyer and provide compensatory arrangements at the Buyer's request, including providing alternative assets, ensuring the Business is unaffected, and deducting a proportionate amount from the consideration, as the Parties shall agree at the time.
(2)    The Parties agree that, on the premise that the Sellers undertake to procure the satisfaction of the Condition Precedent under Section 5.1(9) within six (6) months after the Closing Date, such Condition Precedent shall be deemed satisfied at Closing.
(3)    The Parties agree that, on the premise that the Sellers undertake to procure the satisfaction of the Condition Precedent under Section 5.1(10) within two (2) months after the Closing Date, such Condition Precedent shall be deemed satisfied at Closing.
The Parties further confirm and agree that the Buyer's conditional waiver of the above Conditions Precedent shall not constitute a full waiver or exemption thereof by the Buyer. Unless the Buyer has given prior written consent, if the Sellers fail to fully perform the undertakings in Sections 8.1(1) and 8.1(2) within six (6) months after the Closing Date, or fail to fully perform the undertaking in Section 8.1(3) within one (1) month after the Closing Date, the Parties shall reach a compensatory or alternative arrangement within two (2) months after the date of such failure. If the Parties are unable to reach such an arrangement within such period, the Buyer shall be entitled to terminate the Proposed Transaction pursuant to Article 11 and require the Sellers to pay a penalty equal to thirty percent (30%) of the Acquisition Price, i.e., RMB 540,000,000. The rights and remedies under this Section 8.1 shall be cumulative with and exercisable in addition to the rights and remedies under Articles 10 and 11.
8.2 General Covenants
The Parties undertake to continue to fully perform all obligations and undertakings under this Agreement, including complying with PRC anti-corruption laws and the U.S. Foreign Corrupt Practices Act, and shall provide all necessary assistance and cooperation after Closing. Each Party further agrees to execute, make, acknowledge, and deliver such documents, agreements, or instruments as may be reasonably required under Applicable Laws to give effect to the purposes of this Agreement.
8.3 Non-Solicitation
The Warrantors undertake to the Buyer that they shall not, and shall procure that their Affiliates shall not:
(a)    within three (3) years after Closing, solicit or attempt to solicit any director or key employee of the Target Company to terminate their employment with the Target Company;
(b)    within three (3) years after Closing, solicit or attempt to solicit any supplier of the Target Company to cease supplying to the Target Company, or to restrict or change the terms of supply; or

(c)    use, or (except as required by Applicable Laws) disclose or divulge to any third party any confidential or sensitive information relating to the operations or affairs of the Target Company.
Each restriction shall be independently enforceable and shall not be affected by the invalidity of any other restriction. If any restriction is invalid but would be valid if a part were deleted, it shall apply with the necessary modification.
If any Seller breaches any undertaking under this Section 8.3, such breach shall constitute a material breach. Without prejudice to any other rights or remedies, the Buyer shall be entitled to deduct from the Buyer Payables an amount equal to the losses suffered as a result of such material breach.
8.4 Non-Compete
The Warrantors undertake that, without the Buyer's prior written consent, from the Signing Date, the key employees listed in Annex 5 shall not directly or indirectly invest in, own, manage, operate, control, finance, advise, or provide services to any Person or business that is engaged in or plans to engage in any business competing with the Target Company, or provide guarantees for the debts of any such Person.
8.5 Release and Waiver of Claims
Unless the Buyer has given prior written consent, the Sellers hereby irrevocably release and permanently waive, and shall procure that their Affiliates permanently waive, all claims, causes of action, suits, debts, undertakings, contracts, disputes, agreements, promises, claims for damages, judgments, executions, demands, and requirements of every kind and nature against the Target Company arising from or in connection with any facts or circumstances existing prior to the Closing Date or arising from the Transaction Documents and the Proposed Transaction, whether or not commenced, contingent or liquidated, known or unknown.
8.6 Statements of Fact
The Warrantors acknowledge that the statements of fact in Annex 6 are of critical importance to the Buyer's decision regarding the Proposed Transaction and are an integral part of the Warranties. The Sellers acknowledge and confirm that if the statements of fact are untrue or inaccurate in any respect that may have a Material Adverse Effect on the Buyer, the Target Company, or the Business, the Warrantors shall indemnify the Buyer for all losses suffered. The Buyer shall be entitled to deduct corresponding amounts from the Buyer Payables pursuant to Section 3.3. Such deduction shall not limit or restrict the Buyer's other claims under this Agreement.
8.7 Contractual Liability
From the Closing Date, if the Target Company and/or the Buyer suffers any loss due to the Target Company's failure to perform its contractual obligations under contracts to which the Target Company is a party prior to the Closing Date, the Warrantors undertake to fully indemnify the Target Company and/or the Buyer.
8.8 Business Operations Compliance

If the Target Company and/or the Buyer suffers any loss after the Closing Date due to the failure of the Target Company and/or the Sellers to conduct their Business in accordance with Applicable Laws prior to the Closing Date, the Warrantors undertake to fully indemnify the Target Company and/or the Buyer.
8.9 Relationship Maintenance
After the Closing Date, the Sellers undertake to provide the Buyer and the Target Company with all necessary assistance to maintain good relationships of the Target Company with parties having significant business relationships with the Target Company, and to provide necessary assistance to the Buyer in the Target Company's subsequent business development, project execution, and any Consent application processes.
ARTICLE 9 CONFIDENTIALITY
9.1 A Party may provide other Parties with information reasonably required to complete the Proposed Transaction. The terms of this Agreement and discussions relating to the Proposed Transaction shall be strictly confidential; provided that the terms of this Agreement may be disclosed to professional advisors, suppliers, employees, and Affiliates who have a genuine need to know, provided that they are first informed of the confidential nature of such information and assume similar confidentiality obligations. Except as required by Applicable Laws (including stock exchange rules) or legal proceedings, no Party or its representatives shall issue any public statement, announcement, or press release relating to this Agreement or the Proposed Transaction without the prior written consent of the other Parties and prior consultation on the reasons and content thereof.
9.2 Notwithstanding the foregoing, after the Closing Date, the Buyer may make announcements regarding the Target Company or its operations, business, or assets without prior consultation with the Sellers.
ARTICLE 10 BREACH OF CONTRACT
10.1 Each Warrantor shall be jointly and severally liable to, and shall indemnify and hold harmless, the Buyer and Ecarx from any losses, damages, claims, liabilities, costs and expenses, interest, awards, judgments, or penalties (including legal and advisor fees and expenses incurred prior to Closing) arising from or in connection with any breach by any Warrantor or its Affiliates of any representation, warranty, covenant, consent, or obligation made or undertaken by any Warrantor or the Target Company under this Agreement or any Transaction Document.
10.2 The Buyer shall be liable to and shall indemnify the Sellers for any losses, damages, claims, liabilities, costs and expenses, interest, awards, judgments, or penalties (including legal and advisor fees and expenses incurred prior to Closing) arising from or in connection with any breach by the Buyer or its Affiliates of any representation, warranty, covenant, consent, or obligation made or undertaken by the Buyer under this Agreement or any Transaction Document.
10.3 The Parties further agree that the following penalties shall be payable by the Sellers to the Buyer upon occurrence of the following events. If such penalties are insufficient to compensate the Buyer for all losses arising from the Proposed Transaction (including but not limited to financial advisory, audit, due diligence, legal document preparation, and governmental approval application fees, but excluding indirect losses or loss of anticipated profits), the Buyer may claim additional penalties:
(1)    If the Sellers fail to fully perform the undertakings in Sections 8.1(1) and 8.1(2) within six (6) months after the Closing Date, or fail to fully perform the undertaking in Section 8.1(3) within two (2) months after the Closing Date, the Parties shall reach a compensatory or alternative arrangement within two (2) months of such failure. If no such arrangement is reached within such period, the Buyer or Ecarx shall be entitled to terminate the Proposed Transaction pursuant to Article 11 and require the Sellers to pay a penalty equal to thirty percent (30%) of the Acquisition Price, i.e., RMB 540,000,000.
(2)    If the Condition Precedent under Section 5.1(10) has not been satisfied within the Closing Deadline or at Closing (only where the Buyer has waived such condition), the Buyer or Ecarx shall be entitled to require the Sellers to pay a penalty of RMB 5,000,000.
ARTICLE 11 TERMINATION OF PROPOSED TRANSACTION
11.1 Termination Events
This Agreement may be terminated:
(a)    by unanimous written consent of the Buyer, the Sellers, and the Target Company; or
(b)    by written notice from the Buyer or Ecarx to the Sellers and other Parties upon the occurrence of any of the following:
(i)    unless otherwise agreed herein, Closing has not occurred before expiry of the Closing Deadline;
(ii)    after the Closing Date, the Sellers fail to fully perform the undertakings in Section 8.1 within the specified period; or
(iii)    the Target Company is unable to continue to conduct its Business, or the Business operations are not reasonably satisfactory to the Buyer.
11.2 Consequences of Termination
(a)    Within five (5) Business Days after termination, each Seller shall return to the Buyer all Acquisition Price received under this Agreement (if any), and the Buyer shall, upon receipt of all amounts so returned, return to each Seller the equity interest in the Target Company transferred to the Buyer under this Agreement (if any).
(b)    If this Agreement is terminated pursuant to Section 11.1, except as otherwise agreed in the Transaction Documents, this Agreement and the other Transaction Documents shall be simultaneously terminated.
(c)    Each Party shall use its reasonable commercial efforts to restore the position to that existing at the Signing Date. Any losses arising therefrom shall be borne by the Party at fault.
With respect to losses of the Party at fault arising from the Proposed Transaction (including but not limited to professional fees for financial advisors, external accountants, and lawyers, but excluding indirect losses or loss of anticipated profits), the innocent Party may claim that the Party at fault bears all its losses arising from the Proposed Transaction or its termination.

If termination is due to reasons not attributable to any Party, each Party shall bear its own costs in connection with such termination.
For the avoidance of doubt, if, after the Closing Date, the Sellers fail to fully perform the undertakings in Section 8.1 within the specified period, the Sellers shall be the Party at fault.
Except as otherwise provided herein, following termination under this Article 11, no Party shall have any claim against the other Parties in connection with this Agreement, except for claims arising from non-compliance prior to such termination (including but not limited to penalties). Notwithstanding any contrary provision, Article 9, Section 11.2, and Article 12 shall survive termination and remain binding on all Parties.
No provision of this Agreement shall release any Party from liability for any breach prior to termination.
ARTICLE 12 GENERAL PROVISIONS
12.1 Binding Effect; Assignment
This Agreement shall be binding upon and enforceable against each Party and its successors and permitted assigns. No Party may assign all or part of its rights and/or obligations under this Agreement without the prior written consent of the other Parties.
12.2 Governing Law and Dispute Resolution
This Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China.
In the event of any dispute, the Parties shall use reasonable endeavors to resolve it in good faith within thirty (30) calendar days of a written request from any Party. If unresolved, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its then-current arbitration rules. The seat of arbitration shall be Beijing. The arbitral tribunal shall consist of three (3) arbitrators. The language of arbitration shall be Chinese. The arbitral award shall be final and binding on all Parties. Costs of arbitration, including legal fees, shall be borne by the losing party unless the arbitral award otherwise provides.
12.3 Amendments
Any modification, change, waiver, release, or termination of this Agreement or its terms must be effected by a written document signed by each Party.
12.4 Notices
All notices, claims, certificates, requests, demands, and other communications under this Agreement shall be in writing and delivered to the address of the relevant Party set out below (or such other address as such Party may notify) by hand delivery, email, facsimile, or reputable overnight courier with prepaid postage. Hand delivery is effective upon delivery; email is effective upon receipt of a delivery receipt; facsimile is effective upon receipt of a transmission confirmation; overnight courier is effective five (5) calendar days after delivery to the courier.

To the Buyer and Ecarx:
Address:    Floor 16, Building 1, Jinju Center, Fuyang District, Hangzhou
Telephone:    ******.
Email:    ******.
Attention:    ******.

To Seller 1, Seller 2, Seller 3, and the Target Company:
Address:    Meizu Technology Building, Tangjiawan Town, Xiangzhou District, Zhuhai, Guangdong Province
Telephone:    ******.
Email:    ******.
Attention:    ******.

12.5 Further Assurances
At the reasonable request of any Party, each Party shall do and perform (or cause others to do and perform) all such further acts and execute and deliver all such other agreements, certificates, instruments, and documents (including direct execution of relevant agreements by Affiliates designated by the Sellers and Ecarx) as may be reasonably required under Applicable Laws to give effect to the purposes of this Agreement.
12.6 Entire Agreement
This Agreement (including its Annexes) together with the other Transaction Documents constitutes the entire agreement among the Parties with respect to the subject matter hereof, supersedes all prior written or oral understandings or agreements, and takes precedence over any agreements or documents prepared solely for the purpose of completing equity transfer procedures after the Signing Date (if applicable).
12.7 Severability
If any provision of this Agreement is held invalid or unenforceable to any extent, the remainder shall not be affected and shall be enforced to the maximum extent permitted by Applicable Laws. Any invalid or unenforceable provision shall be replaced by a valid and enforceable provision having the closest possible effect to the original.
12.8 Cumulative Remedies
Rights and remedies under this Agreement shall be cumulative with all other rights and remedies and shall be exercisable successively.

12.9 Counterparts
This Agreement may be executed in one or more counterparts, each deemed an original, and all together constituting one and the same document.
12.10 Costs and Expenses
Except as otherwise expressly provided, each Party shall bear its own legal and professional fees, taxes, costs, and expenses in connection with the negotiation, preparation, execution, and delivery of this Agreement and all contemplated documents and transactions.
The Parties confirm that no Party or its Affiliates, directors, officers, employees, or agents have entered into any agreement or arrangement with any third-party intermediary in connection with the Transaction Documents that may give rise to any commission, introduction fee, intermediary fee, success fee, or similar remuneration. If any third party makes a claim or any Party suffers a loss as a result of a breach of this confirmation, the breaching Party shall fully indemnify the non-breaching Party for all losses suffered.
12.11 Language
This Agreement is executed in Chinese.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Ecarx (Hubei) Technology Co., Ltd.
(Company Seal)
By:    /s/ Ziyu Shen
Name:    Ziyu Shen
Title:    Chief Executive Officer

Ecarx (Hubei) Ecological Investment Co., Ltd.
(Company Seal)
By:    /s/ Ziyu Shen
Name:    Ziyu Shen
Title:    Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Wuhan Xingji Meizu Technology Co., Ltd.
(Company Seal)
By:    /s/ Zhipan Huang
Name:    Zhipan Huang
Title:    President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Zhuhai Meizu Technology Co., Ltd.
(Company Seal)
By:    /s/ Zhipan Huang
Name:    Zhipan Huang
Title:    President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Hubei Xingji Meizu Group Co., Ltd.
(Company Seal)
By:    /s/ Zhipan Huang
Name:    Zhipan Huang
Title:    President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Hubei Qiguang Technology Co., Ltd.
(Company Seal)
By:    /s/ Zhipan Huang
Name:    Zhipan Huang
Title:    President

ANNEX 1 TARGET COMPANY INFORMATION
ANNEX 2 CLOSING DELIVERABLES
ANNEX 3 WARRANTIES
ANNEX 4 ASSET SCHEDULE
ANNEX 5 KEY EMPLOYEE SCHEDULE
ANNEX 6 STATEMENTS OF FACT
ANNEX 7 PRE- AND POST-CLOSING EQUITY STRUCTURE OF THE TARGET COMPANY